UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 30, 2006
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-22378	74-2482571
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri		63017
(Address of principal executive offices)		(Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act.
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On December 30, 2006, the Board of Directors and management of Thermadyne Holdings Corporation (the “Company”) committed to divest the Company’s following South African subsidiaries as part of the Company’s evaluation of its non-core operations: Maxweld & Braze Pty. Ltd. (“Maxweld”) and Thermadyne South Africa (Pty.) Ltd. (“Thermadyne South Africa”). Maxweld is a wholesaler with an outlet in Johannesburg, South Africa, and Thermadyne South Africa is a retailer with a network of stores throughout South Africa.
     The Company expects to receive a combined total of between $19 million and $20 million from these two divestitures. The Company expects that at least 75% of the sale proceeds will be paid in cash at the closing, which it anticipates could occur in the middle of the first quarter of 2007. The Company also expects that the balance, as adjusted for foreign currency fluctuations, would likely be paid within three years. The Company intends to use the proceeds from the proposed divestitures to further reduce debt.
     The Company does not expect to incur any material costs or charges in connection with the divestitures, other than as described in Item 2.06 below.
Item 2.06. Material Impairments.
     On December 30, 2006, the Company concluded that an impairment charge primary related to the writing off of goodwill and intangible assets is required as a result of the Company’s divestitures of Maxweld and Thermadyne South Africa, described in Item 2.05 above. The Company estimates the impairment charge to be between $10 million and $13 million, to be recorded in the fourth quarter of fiscal 2006, and expects the charge to be offset by cash received in the transaction. In addition, the Company estimates that less than $100,000 of the impairment charge will result in future cash expenditures.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 8, 2007

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Patricia S. Williams
	Name:	Patricia S. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

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